VEON Ltd. Claude Debussylaan 88 1082 MD Amsterdam The Netherlands
VIA EDGAR	T	+ 31 (0)20 797 72 00
	W	www.veon.com
U.S. Securities and Exchange Commission
100 F Street, N.E.	Trade Reg.	34374835
Washington, DC 20549	VAT	821815568B01

July 24, 2023

Re: Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that VEON Ltd. has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2022, which was filed with the Securities and Exchange Commission on July 5, 2023.

Please do not hesitate to call the undersigned at +31 20 797 72 00 if you have further questions.

Respectfully submitted,
VEON LTD.
Date: July 24, 2023

	By:	/s/ A. Omiyinka Doris
	Name:	A.Omiyinka Doris
	Title:	Group General Counsel